UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2020
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TRISTATE CAPITAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
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Commission file number: 001-35913
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Pennsylvania		20-4929029
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

One Oxford Centre		(412)	304-0304
301 Grant Street, Suite 2700		(Registrant’s telephone number, including area code)
Pittsburgh,	Pennsylvania	15219
(Address of principal executive offices)		(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	TSC	Nasdaq Global Select Market
Depositary Shares, Each Representing a 1/40th Interest in a Share of 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock	TSCAP	Nasdaq Global Select Market
Depositary Shares, Each Representing a 1/40th Interest in a Share of 6.375% Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock	TSCBP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§ 240.12b-2 of this chapter).    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Investment Agreement

On October 10, 2020, TriState Capital Holdings, Inc., a Pennsylvania corporation (“TriState Capital” or the “Company”), entered into an Investment Agreement (the “Investment Agreement”) with T-VIII PubOpps LP, a Delaware limited partnership (“T-VIII PubOpps”) and an affiliate of investment funds managed by Stone Point Capital LLC. The Company has agreed to issue and sell, pursuant to the terms and subject to the conditions set forth in the Investment Agreement, in a private placement to T-VIII PubOpps (i) 2,770,083 shares of the Company’s common stock, no par value (the “Common Stock”), in exchange for $40 million, (ii) 650 shares of to be created Series C perpetual non-cumulative convertible non-voting preferred stock, no par value (the “Preferred Stock”), which are convertible, in accordance with the Certificate of Designation (as defined below), into shares of Common Stock or a future series of Non-Voting Common Stock (defined below) at a conversion price of $13.75 per share and have a quarterly dividend at an annualized rate of 6.75%, in exchange for $65 million and (iii) warrants exercisable for an aggregate of 922,438 shares (the “Warrants”) of Common Stock or a future series of Non-Voting Common Stock at an exercise price of $17.50 per share (collectively, the “Investment”). T-VIII PubOpps will not be entitled to acquire additional shares of the Company’s Voting Common Stock (as defined below) through a conversion of the Preferred Stock.

On the terms and subject to the conditions set forth in the Investment Agreement, after the closing of the Investment (the “Closing” and such date, the “Closing Date”), T-VIII PubOpps will be entitled to designate one representative to be appointed to the board of directors of the Company (the “Board”) and board of directors of TriState Capital Bank until such time as T-VIII PubOpps and its affiliates no longer beneficially own 4.5% of the Company’s outstanding shares of Common Stock (including shares issuable upon conversion of the Preferred Stock or exercise of the Warrants).

Subject to certain exceptions, including, among others (i) transfers to affiliates and other specified permitted transferees, (ii) transfers to the extent T-VIII PubOpps determines such transfer is necessary or advisable to avoid a Materially Burdensome Condition (as defined in the Investment Agreement) or (iii) with the prior written consent of the Company, T-VIII PubOpps is restricted from transferring the Preferred Stock until the two year anniversary of the Closing, in which case, T-VIII PubOpps must first offer to transfer such shares to the Company in writing.

Pursuant to the Investment Agreement, the Company agrees to indemnify T-VIII PubOpps and its officers, directors, partners, members, employees, representatives, successors and permitted assigns, and each person who controls T-VIII PubOpps within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as amended from and against all losses arising out of, relating to or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in the Investment Agreement or any certificate delivered pursuant thereto, (ii) the Company’s breach of any agreements or covenants made by the Company in the Investment Agreement or (iii) any action, suit, claim, proceeding or investigation by any governmental entity, shareholder of the Company or any other person (other than the Company) relating to the Investment Agreement or the transactions contemplated thereby, subject to certain customary limitations.

The Investment Agreement contains customary representations, warranties and agreements of the Company, including indemnification rights and termination provisions. Additionally, in connection with the Investment, certain directors and officers of the Company will enter into customary voting agreements with the Company. The Closing is conditioned on customary closing conditions, including, among other things, (a) the Company and T-VIII PubOpps entering into a registration rights agreement, (b) the Company filing the certificate of designation for the Preferred Stock (the “Certificate of Designation”) as an amendment to the Amended and Restated Articles of Incorporation of the Company (as amended, the “Articles”) to establish the Preferred Stock and (c) the Pennsylvania Department of Banking and Securities shall have approved the Investment or confirmed, in form and substance acceptable to T-VIII PubOpps, that no such approval is required.

Certificate of Designation for Preferred Stock

In connection with Closing, the Company plans on filing the Certificate of Designation to designate 788 shares of authorized preferred stock of the Company as the Preferred Stock. Each share of Preferred Stock will have a liquidation preference of $100,000 per share and be entitled to receive, when, as and if declared by the Board, non-cumulative dividends based on the aggregate liquidation preference of all shares of Preferred Stock at a per share rate equal to 6.75% per annum, for each quarterly dividend period occurring from, and including, the Closing Date, in cash or additional shares of Preferred Stock.

The Preferred Stock will rank pari passu with the Company’s outstanding 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock and 6.375% Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock. The Company will not have redemption rights with respect to the Preferred Stock.

The Preferred Stock will be convertible into shares of common stock when transferred (i) in a Widespread Public Offering (as defined in the Certificate of Designation), (ii) to the Company, (iii) in a transfer (or group of associated transferees) in which no transferee would receive 2% or more of the outstanding securities of any class of voting securities or (iv) to a controlling shareholder (each, a “Permitted Transfer”). After the second anniversary of the Closing Date, any holder can convert its Preferred Stock into, if created, Non-Voting Common Stock. The conversion rate for each share of Preferred Stock will be determined by dividing the liquidation preference, which is $100,000 per share, by the conversion price, which is $13.75, subject to customary anti-dilution provisions. The Company has the right, if the Non-Voting Common Stock is created, to effect a mandatory conversion of the Preferred Stock held by T-VIII PubOpps into shares of Non-Voting Common Stock following the 36th month anniversary of the Closing Date, subject to certain conditions including that the volume-weighted average price per share of the Common Stock exceeds the applicable conversion price for twenty of the thirty consecutive trading days after such anniversary and immediately prior to the conversion date.

TriState Capital intends to seek consent from its shareholders to amend its Articles (such amendment, the “Charter Amendment”) to provide for two classes of common stock, voting common stock (“Voting Common Stock”) and non-voting common stock (the “Non-Voting Common Stock”). The Non-Voting Common Stock would have the same rights, privileges and preferences as the voting common stock, except the Non-Voting Common Stock would have no voting rights other than with respect to an amendment to the Articles that would significantly and adversely affect such holders or the approval of certain reorganization or liquidation events of the Company. Upon any Permitted Transfer, the Non-Voting Common Stock will automatically convert into one share of voting common stock.

The vote or consent of the holders of at least 66 2/3% of the shares of Preferred Stock outstanding at such time, voting together with all other classes and series of parity securities, is required in order for the Company to (i) amend, alter or repeal any provision of its Articles (including the Certificate of Designation) or the Company’s bylaws in a manner that would significantly and adversely alter or change the rights of the Preferred Stock, (ii) any amendment to the Articles (including the Certificate of Designation) to authorize or create, or increase the authorized amount of, any shares of, securities of any class or series of the Company’s capital stock ranking prior to the Preferred Stock in the payment of dividends or assets in liquidation, dissolution or winding up of the Company or (iii) any voluntary liquidation, dissolution or winding up of the Company.

Upon certain change of control events involving the Company, the Preferred Stock will become convertible, at the option of the holders, into the kind of securities, cash and other property receivable in such transaction by a holder of the number of shares of Common Stock into which each share of Preferred Stock would be convertible.

Warrants

Pursuant to the Investment Agreement and in connection with the issuance of the Preferred Stock, the Company has agreed to issue Warrants to T-VIII PubOpps to purchase 922,438 shares of either (i) Voting Common Stock in the event of a Permitted Transfer or by the exercise of a third party holder following a Permitted Transfer or (ii) in the event that Non-Voting Common Stock is created, into Non-Voting Common Stock by the exercise of T-VIII PubOpps or a third party transferee, in each case, at an exercise price of $17.50 per share, subject to certain customary anti-dilution adjustments provided under the Warrants. The Warrants expire seven years after the Closing Date.

Registration Rights Agreement

Pursuant to the Investment Agreement, the Company and T-VIII PubOpps will enter into a Registration Rights Agreement at Closing, pursuant to which T-VIII PubOpps and certain future holders will be entitled to customary registration rights with respect to the Common Stock issued pursuant to the Investment Agreement and any shares of Voting Common Stock or, if created, Non-Voting Common Stock issued or issuable upon conversion of the Preferred Stock or exercise of the Warrants.

The Investment Agreement (including the forms of Certificate of Designation, Charter Amendment, Warrants and Registration Rights Agreement) contain other customary covenants and agreements.

The foregoing description of the Investment Agreement, the terms of the Preferred Stock, the form of Certificate of Designation, the form of Charter Amendment, the form of Warrants and the form of Registration Rights Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the full text of such agreements. The Investment Agreement and related agreement exhibits are attached to this report as Exhibit 4.1 and are incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

On October 12, 2020, the Chief Executive Officer of the Company, James F. Getz, discussed on a pre-announced investor call that the revenue of the Company increased $11.8 million when comparing the Company’s year to date revenue through September 30, 2020 versus the Company’s revenue during the same period in 2019. Mr. Getz also indicated that the Company’s subsidiary, Chartwell Investment Partners, as of September 30, 2020, had $9.7 billion in assets under management and a revenue run rate in excess of $34 million.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 3.02. The issuances of the shares of Common Stock, Preferred Stock and Warrants pursuant to the Investment Agreement are intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of the exemption provided by Section 4(a)(2) of the Securities Act.

Item 3.03.	Material Modification to Rights of Security Holders.
The information set forth in Item 1.01 of this report is incorporated by reference into this Item 3.03.

Item 7.01	Regulation FD Disclosure.
On October 12, 2020, the Company issued a press release announcing the Investment. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.
The information contained in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished pursuant to this Item 7.01. This information shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, or incorporated by reference into any filing under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit

3.1	For, of Certificate of Disignation of Sercies C Perpetual Non-Cumulative Convertible Non-Voting Preferred Stock (attached as Exhibit A in Exhibit 4.1 hereto).

4.1	Investment Agreement, dated as of October 10, 2020, by and between TriState Capital Holdings, Inc. and T-VIII PubOpps LP.

99.1	Press Release, dated October 12, 2020.

104	Cover Page Integrative Data File (embedded within the Inline XBRL document).

*	Pursuant to Item 601(a)(5) of Regulation S-K, exhibits have been omitted and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRISTATE CAPITAL HOLDINGS, INC.

By	/s/ James F. Getz
James F. Getz
Chairman, President and Chief Executive Officer

Date: 10/12/2020

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